UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
February 28, 2026
Date of Report (Date of earliest event reported)

AZZ Inc.
(Exact name of Registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(Address of principal executive offices) (Zip Code)
(817) 810-0095
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AZZ	New York Stock Exchange
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Director

In accordance with AZZ Inc.’s (the “Company”) Corporate Governance Guidelines and mandatory retirement age, Mr. Daniel Feehan notified the Company on February 28, 2026, of his decision to retire from the Company’s Board of Directors (the “Board”) at the end of his current term and not stand for re-election. Mr. Feehan will retire from the Board immediately before the Company’s 2026 Annual Meeting of Shareholders.

Mr. Feehan has served as a member of the Board since 2000 and as Chair of the Board since 2019. He is currently a member of the Company’s Compensation Committee and its Nominating and Corporate Governance Committee, and will retire from those roles when his term expires.

In connection with Mr. Feehan’s announced retirement, the Board has appointed Mr. Daniel Berce to succeed Mr. Feehan as Chair of the Board, effective March 1, 2026.

Appointment of Directors

Also on February 28, 2026, the Board, appointed Mr. Aaron Schapper, age 52, and Mr. Charles Treadway, age 60, to serve as members of the Board, effective April 8, 2026, which is AZZ's first Board meeting of fiscal year 2027.

Mr. Schapper has served as President, Chief Executive Officer and a member of the Board of Directors for Myers Industries Inc., since 2025. Prior to joining Myers Industries, Mr. Schapper served in various executive level leadership roles with Valmont Industries, Inc., including Group President, Agriculture and Chief Strategy Officer from 2023-2024; Group President of Infrastructure from 2020-2023; Group President of Utility Support Structures from 2016-2023; Vice President and General Manager, International Irrigation and Global Engineering from 2015-2016; Vice President and General Manager, International Irrigation and Global Engineering 2015-2016. Prior to joining Valmont, Mr. Schapper served as General Manager, Asia for Orbit Irrigation Products LLC. Mr. Schapper earned a B.S. in Mechanical Engineering and a B.A. in Mandarin Chinese from the University of Utah. He also holds an Executive M.B.A. from Northwestern University's Kellogg School of Management at Hong Kong University of Science and Technology.

Mr. Treadway has served as President, Chief Executive Officer and a member of the Board of Directors of Vistance Networks, Inc., formerly known as CommScope Holding Company, Inc., since 2020. From 2016 to 2020, Mr. Treadway served as Chief Executive Officer of Accudyne Industries. He has served in various executive level leadership roles with Thomas & Betts Corporation, including President and Chief Executive Officer from 2012 to 2016; President and Chief Operating Officer from 2011 to 2012; and Group President of Electrical from 2009 to 2011. Mr. Treadway has also served in various senior leadership roles with ABB, Schneider Electric S.A., Prettl International, Inc. and Yale Security, Inc. Mr. Treadway earned a B.S. in Electrical Engineering from the University of Louisiana, a M.S. in Electrical Engineering from Clemson University and an M.B.A. from Harvard University.

The Board has made an affirmative determination that Messrs. Schapper and Treadway each qualify as an independent director under the New York Stock Exchange listing standards and the Company’s standards for director independence. There have been no transactions directly or indirectly involving Messrs. Schapper and Treadway that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. Messrs. Schapper and Treadway will be compensated for their services on the Board in accordance with the Company’s compensatory and other arrangements for non-employee directors, which are described in detail in the Company’s definitive proxy statement dated May 27, 2025, under the heading “Director Compensation”.

A copy of the press release issued by the Company announcing the appointment of Messrs. Schapper and Treadway is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
99.1	Press Release issued by AZZ Inc., dated March 5, 2026.
104	Cover Page Interactive File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ Inc.
Date: March 5, 2026	/s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary